Exhibit 23(b)

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-140000) pertaining to Hallmark Financial Services, Inc. 2005 Long Term Incentive Plan;

(2)	Registration Statement (Form S-8 No. 333-160050) pertaining to Hallmark Financial Services, Inc. 2005 Long Term Incentive Plan; and

(3)	Registration Statement (Form S-8 No. 333-210078) pertaining to Hallmark Financial Services, Inc. 2015 Long Term Incentive Plan;

of our report dated March 9, 2017, with respect to the consolidated financial statements and schedules of Hallmark Financial Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young, LLP

Fort Worth, Texas
March 14, 2018